Exhibit 99.1

Chase Credit Card Master Trust

Excess Spread Analysis—November 2011

Series	2003-4
Deal Size	$725MM
Expected Maturity	10/15/2013

Yield	17.70%
Less: Coupon	0.61%
Servicing Fee	1.50%
Net Credit Losses	4.02%
Excess Spread :
November-11	11.57%
October-11	11.18%
September-11	11.73%
Three Month Average Excess Spread	11.49%

Delinquency:
30 to 59 Days	0.69%
60 to 89 Days	0.56%
90+ Days	1.32%
Total	2.57%

Principal Payment Rate	20.93%